LSI CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

On the grant date (the “Grant Date”) shown on the attached Notice of Grant of Stock Option (the “Notice of Grant”), LSI Corporation granted you a Nonqualified Stock Option under the LSI Corporation 2003 Equity Incentive Plan (the “Plan”) covering the number of shares of LSI common stock indicated on the Notice of Grant. The Notice of Grant and this agreement collectively are referred to as the “Agreement”. Capitalized terms that are not defined in this agreement or the Notice of Grant have the same meaning as in the Plan.

1. Grant of Option. LSI has granted you a nonqualified stock option to purchase, on the terms set forth in this Agreement and the Plan, all or any part of the Number of Shares shown on the Notice of Grant. The option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.

2. Exercise Price. The price per Share at which you can purchase LSI common stock under this option (the “Exercise Price”) is the Exercise Price shown on the Notice of Grant.

3. When the Option Becomes Exercisable. Except as otherwise provided in this Agreement, the option becomes exercisable with respect to the numbers of Shares and on the dates shown on the Notice of Grant. You may not exercise any portion of your option that is not exercisable. Your right to exercise the option will terminate on the Expiration Date shown on the Notice of Grant or earlier if provided in this Agreement or in the Plan.

4. Effect of Your Termination of Service.

(a) Termination of Service. Except as provided in paragraph 4(b) or 4(c), if you have a Termination of Service for any reason, your right to exercise any portion of your option that is exercisable on the date of your Termination of Service will terminate upon the first to occur of the following events: (i) 90 days after the date of your Termination of Service, (ii) the Expiration Date shown on the Notice of Grant or (iii) a date determined pursuant to Section 9 of the Plan in connection with a merger or a Change in Control.

(b) Death or Disability. If you have a Termination of Service because you die or become totally Disabled, any portion of your option that was exercisable on the date of your Termination of Service will remain exercisable until the first to occur of the following events: (i) 12 months from the date of your Termination of Service, (ii) the Expiration Date shown on the Notice of Grant or (iii) a date determined pursuant to Section 9 of the Plan in connection with a merger or a Change in Control.

(c) Discharge for Misconduct.  If you have a Termination of Service because of your Misconduct (as defined below), your right to exercise this option will terminate immediately when your service ends. “Misconduct” means (i) willful breach or neglect of duty; (ii) dishonesty; (iii) being under the influence of drugs (except to the extent medically prescribed) while on duty or on LSI premises (or those of an Affiliate); (iv) conduct endangering, or likely to endanger the health or safety of another employee, any other person or the property of LSI or an Affiliate; (v) your violation of LSI’s Standards of Business Conduct, or (vi) conviction of, or plea of nolo contendere to, a felony.

(d) A leave of absence or an interruption in service (including an interruption during military service) will not be deemed a Termination of Service to the extent required by Applicable Laws or if such leave of absence or interruption of service is authorized or acknowledged by LSI.

5. Who Can Exercise the Option.  Except as otherwise determined by the Committee in its sole discretion, during your lifetime, only you can exercise your option.

6. Your Option is Not Transferable.  Except as otherwise provided in this Agreement, you may not sell, transfer, pledge, assign, hypothecate or otherwise dispose of your option or your rights under this Agreement (whether by operation of law or otherwise) and your option shall not be subject to sale under execution, attachment or similar process.  Upon any attempt to sell, transfer, pledge, assign, hypothecate or otherwise dispose of your option, or of any rights under this Agreement, or upon any attempted sale under any execution, attachment or similar process, your option will terminate immediately.

7. Exercise Procedure. To exercise this option, you must give notice of exercise and pay the exercise price in such form and at such, time, place and/or manner as LSI may designate. When LSI deems it necessary or desirable for regulatory reasons, LSI may require that when you exercise this option, you must simultaneously sell the shares you purchase.

8. Tax Withholding and Payment Obligations. If LSI determines that it will withhold or collect any Tax Obligations as a result of your option, you must make arrangements satisfactory to LSI to satisfy all withholding and/or collection requirements and you may not exercise this option until you do so. You acknowledge that you have the ultimate liability for any and all Tax Obligations imposed on you and that LSI (a) makes no representations or undertaking regarding treatment of those Tax Obligations; and (b) does not commit to take any action to reduce or eliminate your liability for Tax Obligations. To the maximum extent permitted by law, LSI has the right to retain without notice from amounts payable to you, amounts sufficient to satisfy any Tax Obligations that LSI determines has not or cannot be satisfied through other means. By [signing the Notice of Grant] [accepting this Award], you expressly consent to any additional cash withholding under this paragraph 8.

9. Suspension of Exercisability.

(a) If at any time LSI determines that any Compliance is necessary or desirable as a condition of the purchase or issuance of Shares hereunder, this option may not be exercised, in whole or in part, and the issuance of Shares pursuant to an exercise of this option will not occur, unless and until such Compliance shall have been completed free of any conditions not acceptable to LSI.  LSI shall make reasonable efforts to meet the requirements of any state, federal or foreign law or securities exchange and to obtain any required consent or approval of any governmental authority or exchange. For purposes of this paragraph, “Compliance” means: (i) compliance with any applicable rules of, or the listing, registration or qualification of the Shares upon, any securities exchange, (ii) compliance with, or registration or qualification of the Shares under, any state, federal or foreign law (including corporate and securities laws and any applicable tax code and related regulations) or (iii) obtaining the consent or approval of any governmental regulatory authority.

(b) LSI may designate times when you cannot exercise this option in connection with corporate events such as a stock split, reverse stock split, reclassification, spin-off, merger or change in control transaction. If the option is scheduled to expire during one of those periods, you will need to exercise the option before that period begins.

10. No Rights of Stockholder.  You will not have any of the rights of a stockholder of LSI in respect of any of the Shares issuable upon exercise of this option until those Shares are delivered to you or deposited in your account at LSI’s designated broker.

11. Address for Notices.  Any notice to be given to LSI under this Agreement must be in writing and addressed to LSI Corporation, Attn: Stock Administration Department, Mailstop AD304, 1320 Ridder Park Drive, San Jose, CA 95131, or such other address as LSI may designate in writing.

12. Maximum Term of Option.  Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

13. Plan Governs.  In the event of a conflict between this Agreement and the Plan, the Plan will govern.

14. Captions.  The captions in this Agreement are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

15. Agreement Severable.  If any provision in this Agreement is held invalid or unenforceable, that invalidity or unenforceability will not be construed to have any effect on the remaining provisions of this Agreement.

16. Modifications.  This Agreement constitutes the entire understanding of the parties on the subjects covered. Modifications to this Agreement can be made only in writing by an authorized officer of LSI.

17. Governing Law.  This Agreement is governed by the laws of the state of Delaware, United States, without regard to principles of conflict of laws.

18. Electronic Delivery.  LSI may, in its sole discretion, deliver any documents related to this Award, including materials relating to its Annual Meeting of Stockholders, by electronic means or request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by LSI or another third party designated by LSI.

19. Committee Actions. All actions taken and all interpretations and determinations made by the Board or its delegate will be final and binding on you, LSI and all other interested persons. No member of the Board and no delegate will have any personal liability for any action, determination or interpretation made with respect to the Plan or this Agreement.

20. Data Privacy. If you reside outside the United States:

(a)
You understand that LSI may hold certain personal information about you, including but not limited to your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in LSI, details of all options or any other entitlements to shares awarded, canceled, purchased, or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Personal Data");

(b)
You consent to the collection, use, processing, and transfer, in electronic or other form, of Personal Data by LSI and its Affiliates for the exclusive purpose of implementing, administering or managing your participation in the Plan and to the extent required in connection with LSI’s financial reporting.

(c)	You understand that Personal Data may be transferred to any third parties assisting LSI in the administration of the Plan or involved in LSI’s financial reporting.

(d)
You understand that the recipients of Personal Data may be located outside your country of residence, and that the recipient’s country may have different data privacy laws and protections than your country of residence.

(e)
You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering or managing your participation in the Plan, including any transfer of Personal Data as may be required for the administration of the Plan and/or any subsequent transfer of Shares to your account at a brokerage firm and in connection with LSI’s financial reporting.

(f)	You understand that Personal Data will be held only as long as necessary to implement, administer or manage your participation in the Plan.

(g)	You understand that you may, at any time, review the Personal Data, require any necessary amendments to Personal Data or withdraw the consents herein in writing by contacting LSI.

(h)	You understand that withdrawing your consent may affect your ability to participate in the Plan.

21. Translation. If this Agreement or any other document related to the Plan is translated into a language other than English, and if the translated version is different from the English language version, the English language version will take precedence.